Exhibit 10.9

THIS AGREEMENT is made on the 16 day of January 2025.

BETWEEN:

(1)	RIVERSTONE LTD, a company incorporated under the laws of British Virgin Islands with limited liability (Company No.: 2152447) having its registered address at Corporate Registrations Limited of Sea Meadow House, (P.O. Box 116), Road Town, Tortola, British Virgin Islands and correspondence address at [Room 2304, 23/F, Saxon Tower, 7 Cheung Shun Street, Lai Chi Kok, Kowloon, Hong Kong] (the “Company”);

(2)	Wong Kang Bor Alex, holder of Hong Kong [identity card no. K 216272(5) whose address is at

(3)	Flat 7 Room B, Mei Foo Sun Chuen 3 Broadway Street, Lai Chi Kok Hong Kong (the “Employee”).

RECITALS

(A)	The Company, its holding company, subsidiaries, affiliated and associated companies (collectively the “Group”) have offices in Hong Kong and the PRC. The Company has made an offer to the Employee to employ him as the ,Chief Financial Officer of the Company and the Employee has accepted the offer.

(B)	The Company and the Employee have agreed to enter into this Agreement to set out the terms of the Employee’s employment with the Company.

NOW IT IS HEREBY AGREED as follows:-

1.	INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Board” means the board of directors of the Company from time to time or the directors present at any meeting of the Board duly convened and held;

“Business Day(s)” means the day on which banks in Hong Kong are open for business, except for Saturdays and Sundays;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“PRC” means the People’s Republic of China, and for the purpose of this agreement shall exclude Hong Kong, Macau Special Administrative Region of the People’s Republic of China and Taiwan;

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1.2	References in this Agreement to statutes, bye-laws, regulations and delegated legislation shall include any statute, bye-law, regulation or delegated legislation in force at the date hereof whether before or after the date hereof modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted or extended by the same or pursuant to which the same is made.

1.3	Clause headings in this Agreement are for ease of reference only and shall not be taken into account in construing this Agreement.

1.4	References in this Agreement to clauses, sub-clauses and paragraphs are references to those construing this Agreement.

1.5	In this Agreement, unless the contrary intention appears, words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall including the feminine and neuter genders.

2.	TERM AND PLACE OF EMPLOYMENT

2.1	The employment shall commence on 16 November 2024 and shall continue until termination pursuant to Clause 9.

2.2	The Employee shall be based in Hong Kong. In the course of performing his duties, the Employee may be required to travel to and spend periods in other places as the Company from time to time require.

3.	EMPLOYEE’S DUTIES AND SERVICES

3.1	The Employee shall during the continuance of this Agreement:

(a)	serve the Company in the capacity of a Chief Financial Officer with such management responsibilities with regard to the accounting and financing of the Group. The duties of such role include:

1)	Strategic Financial Planning

■	Develop and implement financial strategies that support company’s growth and align with IPO objectives.

■	Oversee budgeting to ensure financial health and strategic alignment.

2)	Compliance and Reporting

■	Ensure adherence to financial regulations and reporting standards for IPO readiness.

■	Prepare accurate financial statements for stakeholders, including potential investors.

3)	Investor Relations

■	Engage effectively with investors, analysts, and stakeholders to present the company’s vision and financial outlook.

■	Position the company favorably in the market to attract potential investors.

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4)	Risk Management

■	Identify various types of risks, including financial, operational, strategic, compliance, and reputational risks and mitigate financial risks associated with the IPO process and ongoing operations.

■	Establish robust internal controls to enhance reporting accuracy and safeguard assets.

5)	Team Development

■	Build and lead a high-performing finance team, from controllership, FP&A, financial operations, tax and treasury.

■	Mentor finance staff to ensure they possess necessary skills for a public company environment.

6)	Operational Efficiency

■	Streamline financial processes to support scalability and efficiency.

■	Implement cost control measures to maintain profitability and enhance performance.

7)	Strategic Partnerships

■	Collaborate with investment banks, legal advisors, and auditors to facilitate a smooth IPO process.

■	Evaluate mergers and acquisitions that could enhance the company’s value pre-IPO.

8)	Performance Metrics

■	Establish key performance indicators (KPIs) to measure financial and operational performance against IPO goals.

■	Foster a culture of continuous improvement in financial practices and reporting.

(b)	unless prevented by ill health, devote all of his time, attention and abilities during normal business hours and such additional hours as may reasonably be required to administer, supervise and manage and use his best endeavours to carry out his duties hereunder and to protect, promote and act in the best interests of the Group;

(c)	faithfully and diligently perform all such duties as shall be reasonably required by the Board and carry out all lawful and reasonable instructions of the Board according to the best of his· skills and ability and in compliance with all resolutions and regulations from time to time passed or made by the Board;

(d)	at all times keep the Board promptly and fully informed of all matters relating to or in connection with the performance and exercise of his duties and powers under this Agreement;

(e)	carry out his duties and exercise his powers jointly and collectively with any other executive(s) of the Company as shall from time to time be appointed by the Board to act jointly with the Employee and the Board may at any time require the Employee to cease performing or exercising any of his duties or powers under this Agreement.

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3.2	The Company may from time to time and at any time assign any title to the Employee and any other duties to the Employee in addition to or in substitution of any title then held by the Employee (including, for the avoidance of doubt, that of a Chief Financial Officer) and the duties (if any) then assigned to him.

3.3	The Employee shall be contactable by the Company during normal working office hours on Monday to Friday from 9:00 a.m. to 6:00 p.m. (GMT+8). The Employee may be required to work additional hours to the said hours for the proper performance and exercise of his duties and powers under this Agreement.

4.	REMUNERATION AND EXPENSES

4.1	The remuneration package of the Employee comprises:

(a)	a fixed monthly salary of HK$40,000 per month (or on a pro-rata basis for an incomplete month) before I December 2024 and a fixed monthly salary of HK$60,000 per month (or on a pro-rata basis for an incomplete month) from I December 2024, which shall be payable in arrears on a monthly basis on the last day of each calendar month. If such day is not a Business Day, salary shall be paid on the immediately preceding Business Day;

4.2	The Company shall pay to the Employee all reasonable expenses properly incurred by the Employee in connection with the performance of the duties of the Employee under this Agreement, in each case subject to such expenses being evidenced and vouched for in such manner as the Board may reasonably require.

4.3	Notwithstanding anything to the contrary contained in the articles of association of the Company, the Employee shall not be entitled to any other remuneration as an officer or employee of the Company other than as mentioned above. The Employee shall not accept from any business associates or prospective business associates of the Company any gifts or benefits monetary or otherwise without the consent of the Board or in any manner ask for or solicit any such gifts or benefits from business associates or prospective business associates of the Company.

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5.	LEAVE AND PUBLIC HOLIDAY

5.1	The Employee shall be entitled to 7 Business Days annual leave with pay in each financial year of her employment (or on a pro-rata basis if the first financial year is incomplete). Annual leave shall be taken at such time as may be agreed by the Company.

5.2	The Employee shall also be entitled to Hong Kong statutory public holidays.

6.	SICK LEAVE & ABSENCE FROM WORK

6.1	The Employee must apply to the Company for any sick leave no later than 8 a.m. on the day the sick leave is to be taken.

6.2	If the Employee is absent from work due to sickness or injury for more than 3 Business Days, the Employee must on the first day of work after the sick leave submit to the Company a sick leave certificate issued by a registered medical doctor. Should the Employee’s absence prolong, he must obtain further medical certificates from the doctor to cover all such absences.

6.3	The Employee is entitled to full pay during sick leave as set forth in the Employment Ordinance (the Laws of Hong Kong).

7.	PATERNITY LEAVE/MATERNITY LEAVE

The Employee shall enjoy paternity leave entitlements as set forth in the Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (the “Employment Ordinance”).

8.	TERMINATION

8.1	Except for the occurrence of any of the events specified in Clause 9.2 herein below, either party may terminate this Agreement by giving to the other party at least 3 months’ prior notice in writing or payment in lieu for the termination of this Agreement by either party and the Company shall thereupon be released from the obligations to pay any further salary or employment benefits to the Employee upon termination of employment.

8.2	The employment of the Employee may be terminated by the Company without notice and compensation if:-

(a)	the Employee shall be guilty of any dishonesty, misconduct or default or neglect of duty or shall commit any continued breach of the terms of this Agreement after written warning (other than a breach which being capable of remedy shall be remedied by the Employee to the satisfaction of the Board within 30 days upon her being called upon to do so in writing by the Board);

(b)	the Employee shall be guilty of conduct likely to bring herself and/or the Company into disrepute;

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(c)	the Employee is convicted of any criminal offence;

(d)	the Employee persistently refuses to carry out any reasonable lawful order given to her in the course of her employment or persistently fails diligently to attend to her duties hereunder;

(e)	the Employee shall during the continuance of this Agreement be absent (other than during periods of public holiday, approved annual leave or sick leave) for an aggregate period of 5 Business Days;

(f)	the Employee be convicted of any offence or be identified as an insider dealer under any applicable statutory enactment or regulations as in force from time to time; or

(g)	the Employee improperly divulges to any unauthorised person any information in breach of Clauses 11 and 12.

8.3	The Company may, if it is advised that it is not entitled under the Employment Ordinance to terminate this Agreement by immediate notice pursuant to Clause 9.2, terminate this Agreement upon the occurrence of any of the events specified in that Clause by 7 days’ notice in writing served on the Employee and, in such event, the “agreed period” for the purpose of section 6(2)(c) of the Employment Ordinance shall be 7 days.

8.4	The Employee shall have no claim against the Company for damages or otherwise by reason of termination under Clauses 9.2 and 9.3 and no delay or forbearance by the Company in exercising any such right of termination shall constitute a waiver of that right.

8.5	Notwithstanding the termination of employment, the Employee shall continue to observe the terms of Clauses 11 and 12.

9.	EFFECT OF TERMINATION

All documents, records, correspondence, client lists, accounts, statistics, equipment or other property relating to the Group (including all those items referred to in Clauses 11 and 12) kept in the possession or under the control of the Employee and all copies thereof or extracts therefrom made by or on behalf of the Employee shall be and remain the property of the Group and shall be delivered up to the Group upon the expiry of the Employee’s employment with the Company or its sooner determination.

10.	OTHER CONDITIONS & COMPUTER SYSTEM AND INTELLECTUAL PROPERTY

10.1	The Employee shall be engaged by the Company on a part time basis and shall not without specific written permission from the Company:

(a)	accept any directorship or other office of profit or engage, directly or indirectly, in any trade or business (other than as a minority shareholder of a public quoted company); and
(b)	pursue, transact or engage in any activity or business which conflicts with the business of the Group.

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10.2	The Employee agrees and acknowledges that:-

(a)	all computer hardware and software facilities including the email facilities (collectively the “System”) provided by the Group for her use and all soft copy data input, accounts, information, records, documents whatsoever contained in the System are the property of the Group and the Employee undertakes to exercise care and duly observe and comply with the laws and such guidelines and directions from time to time issued by the Group and to protect the Group’s interest in the use and application of the System and the data, accounts, information, records and documents whatsoever contained in the System;

(b)	the Group and its authorised agents shall have free and unrestricted access from time to time and at all times to the mobile devices (if any), computer work station and server provided to her and to conduct such audits and inspections as the Group may deem necessary for any purposes of the Group including without limitation proprietary protection or control of data and to ensure the System is properly and lawfully used and maintained in accordance with the Group’s interest and policy.

11.	DISCLOSURE/ CONFIDENTIAL INFORMATION

11.1	The Employee shall not at any time during the term of this Agreement or after the termination of the Agreement:

(a)	directly or indirectly use, cause or permit any Confidential Information for her own purpose or for any purpose other than that of the Group;

(b)	divulge or communicate or cause, permit or • suffer to be divulged or communicated to any person any Confidential Information, save to those of the employees or officers of the Group whose province is to know the same;

(c)	take away or destroy any Confidential Information for the benefit or gain of the Employee or any other person;

(d)	through any failure to exercise due care and diligence, cause or permit any unauthorised disclosure of any Confidential Information, including (without limitation):

(i)	relating to the dealings, organisation, business, finance, transactions or any other affairs of the Group or its suppliers, customers or business partners; or

(ii)	in respect of which any such company of the Group is bound by an obligation of confidence to any third party,

provided that these restrictions shall cease to apply to any information or knowledge which (otherwise than through the default of the Employee) has become available to the public generally or otherwise required by law or any applicable legislation to be disclosed.

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11.2	Since the Employee may, by reason of services rendered for or offices held in any other company within the Group, have knowledge of the Confidential Information of such company within the Group, the Employee hereby agrees that he will at the request and cost of the Company or such other company enter into a direct agreement or undertaking with such company whereby he will accept restrictions corresponding to the restrictions herein contained for the protection of the legitimate interests of such company and the Group.

11.3	All notes, memoranda, reports, analysis, records and writings made by the Employee in relation to the business or concerning any of the dealings or affairs of the Group and/or its suppliers, customers and/or business partners shall be and remain the property of the Group and shall be handed over by her to the Company (or to such other company within the Group) from time to time on demand and in any event upon her leaving the employment of the Company, and the Employee shall not retain any copy thereof.

For the avoidance of doubt, “Confidential Information” shall mean in relation to the businesses carried on by the Group, all information, know-how, trade secrets and records (in whatever form held), including (without limitation) all formulae, designs, specifications, drawings, data, manuals and instructions, customer lists, business plans and forecasts, technical or other expertise and computer software, accounting and tax records, correspondence, orders and enquiries generally.

12.	RESTRICTIVE COVENANTS

12.1	The Employee hereby agrees that during the term of the Agreement and for a period of twelve (12) months after the termination of the Agreement, he will not in a manner so as to directly interfere with the business of the Group:

(a)	engage or be engaged in any country or place where the Group has carried on or is carrying on its business, whether directly or indirectly, in any business which is in competition with or similar to the Group’s business, or take employment with, or provide any services to, any person engaged, concerned or interested in or operating, whether directly or indirectly, such business in any country or place where the Group has carried on or is carrying on its business, or assist any such person with technical, commercial or professional advice in relation to such business;

(b)	either on her own account or for any person, solicit business from any person (including but not limited to any supplier, customer or business partner or prospective supplier, customer or business partner of the Group) who at any time during the term of the Agreement has dealt with the Company and/or any member of the Group or who on the termination of the Agreement is in the process of negotiating with the Company or any member of the Group in relation to the business of the Group;

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(c)	directly or indirectly, employ any person who has during the term of the Agreement been a director, officer, manager, agent or servant of or consultant to the Company and/or any member of the Group and who by reason of such employment or appointment is or may be likely to be in possession of any Confidential Information relating to the business, trade secrets, suppliers, customers and/or business partners of the Group; and

(d)	either on his own account or for any person, solicit or entice or endeavour to solicit or entice away from any company within the Group any director, officer, manager, agent or servant of any company within the Group whether or not such person would commit any breach of his contract of employment or services by reason of leaving the employment of the relevant company within the Group.

13.	INDEMNITY

The Employee agrees and undertakes to indemnify and keep effectively indemnified in full the Company on demand from and against all actions, demands, claims, proceedings, liabilities, costs and expenses incurred or sustained by the Company, arising from, as a result of or in connection with any breach by the Employee of any of his obligations under any clause of this Agreement or his obligations implied by law in relation to any of the matters mentioned in any clauses of this Agreement. For the avoidance of doubt, the indemnity given herein shall be without limit in time, and shall bind the Employee’s personal representatives, successors and permitted assigns and shall ensure for the benefit of each party’s successors or permitted assigns.

14.	CONFLICT OF INTEREST

The Employee shall declare any of his business interests which may be in conflict with the business or activities of the Group.

15.	NOTICES

15.1	Any notice required or permitted to be given hereunder may be delivered in person or by local post or prepaid registered post or email to the parties at the following addresses or such other address as may be notifie(l by either party from time to time.

To the Company:	Address: [Room 2304, 23/F, Saxon Tower, 7 Cheung Shun Street, Lai Chi Kok, Kowloon, Hong Kong]

Email:.[*]

To the Employee:	Address: Flat 7, Room B, MeiFoo Sun Chuen, 3 Broadway Street, Lei Chi Kok, Kolwoon, Hong Kong.

Email:Awong.cpa@akacpa.net

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15.2	Any such notice and other communication shall be deemed to have been duly given or made as follows:

(a)	by local post: two (2) Business Days after posting;

(b)	by registered post, two (2) Business Days after the date of posting;

(c)	by hand: on delivery; and

(d)	by email: on receipt of a delivery or read return mail from the correct email address.

16.	SEVERABILITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

17.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed and construed in accordance with the laws of Hong Kong and the parties irrevocably agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

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IN WITNESS WHEREOF the parties hereto have signed this Agreement in duplicate executed on the day and year first before written.

SIGNED by	)	For and on behalf of
for and on behalf of	)	Riverstone Ltd
RIVERSTONE LTD	)
in the presence of:	)
Authorized Signature (s)

SIGNED by	)

Holder of [Hong Kong Identity card no. ofK216272(5)

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